Exhibit 99.1

Inter Office M E M O R A N D U M

From the desk of….
Equitable Resources, Inc. Law Department 301 Grant Street One Oxford Centre Suite 3300 Pittsburgh, PA 15219

Date:	December 3, 2004

To:	ALL DIRECTORS ALL EXECUTIVE OFFICERS

From:	JOHANNA G. O’LOUGHLIN

RE:	Notice of Blackout Period

This letter is to advise you of an upcoming “Blackout Period” (as defined below), during which you will not be permitted directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of Equitable Resources, Inc. (the “Company”) if the equity security was acquired in connection with your service or employment as a director or executive officer.

The Blackout Period is scheduled to overlap with the Company’s regularly scheduled trading blackout period that commences on January 1, 2005 and ends two business days after the Company’s earnings for 2004 are announced.  As a result, the regularly scheduled trading blackout period is expected to extend beyond the Blackout Period.

Effective January 14, 2005 the recordkeeper and trustee under the Equitable Resources, Inc. Employee Deferred Compensation Plan and the Equitable Resources, Inc. 2005 Employee Deferred Compensation Plan (which has yet to be finalized) (individually the “Equitable Plan” and together the “Equitable Plans”) will be changing from Putnam Investments to Fidelity Investments.  With the change in recordkeeper and trustee, the investment options under the Equitable Plans will also change.  In a separate notification, you have received, or will receive, detailed information regarding these changes.

Because of these changes, the Equitable Plans will experience a Blackout Period during which Plan participants will temporarily be unable to direct or diversify investments in their accounts or obtain withdrawals or distributions from the Equitable Plans.  Pursuant to the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulations, during Blackout Periods related to the Equitable Plans, you are prohibited from directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of Equitable Resources, Inc. if the equity security was acquired in connection with your service or employment as a director or executive officer.

The Blackout Period is expected to begin on January 7, 2005 at 3:00 p.m. Eastern Time and to end the week of January 23, 2005.  We will advise you when the Blackout Period ends.  Please note that effective January 14, 2005, the recordkeeper and trustee of the Employee Savings Plan and Savings and Protection Plan (collectively the “401(k) Plans”) will also be changing from Putnam Investments to Fidelity Investments.  These changes to the 401(k) Plans will also result in a blackout period.  The blackout period resulting from the 401(k) Plans’ changes will run concurrently with the Blackout Period described herein.  You previously received a separate blackout notice regarding the 401(k) Plans.

Trading in Equitable Resources, Inc. securities (including any related derivative security such as an option), whether held in a company plan account or otherwise, during the Blackout Period, and at anytime, is subject to all provisions of the Company’s Corporate Stock Trading Policy, including the pre-clearance requirements.  If you have any questions concerning this notice, you may telephone Johanna O’Loughlin at 412-553-7760 or Kim Sachse at 412-553-5758 or contact either at the above address.